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                                                                EXHIBIT 12

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                                          NATIONAL CONSUMER COOPERATIVE BANK
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                                   Computation of Ratio of Earnings to Fixed Changes


                                                                                                    For the Nine Months
                                              Year Ending December 31st                                    Ended
                                          -------------------------------                         -----------------------
                                    1995        1994         1993        1992        1991         9/30/96        9/30/95
                                    ----        ----         ----        ----        ----         -------        -------

Earnings
 Net Income                      9,083,236   8,876,862    8,615,979   6,059,577   5,863,958     10,138,933      6,036,137
 Provision for Income Taxes        777,683     584,530      845,998     662,144     429,678        608,190        623,938
 Fixed Charges                  31,207,466  21,046,585   21,087,917  24,356,554  27,345,679     25,598,704     22,162,715

   Total Earnings               41,068,385  30,507,977   30,549,894  31,078,275  33,639,315     36,345,827     28,822,790
                                ----------  ----------   ----------  ----------  ----------     ----------     ----------

Fixed Changes
 Interest Expenses, Debt        27,295,259  18,529,148   18,697,821  21,820,938  24,303,915     22,261,807     19,295,661
 Interest Expenses, Deposits     3,457,902   2,079,895    1,965,347   2,096,747   2,515,106      3,030,438      2,521,462
 Rentals                           454,305     437,542      424,749     438,869     526,658        306,459        345,592

   Total Fixed Changes          31,207,466  21,046,585   21,087,917  24,356,554  27,345,679     25,598,704     22,162,715
                                ----------  ----------   ----------  ----------  ----------     ----------     ----------

 Fixed Charges w/o Deposits     27,749,564  18,966,690   19,122,570  22,259,807  24,830,573     22,568,266     19,641,253
                                ----------  ----------   ----------  ----------  ----------     ----------     ----------

 Ratio of Earnings to Fixed Charges
  Including Interest on deposits      1.32        1.45         1.45        1.28        1.23           1.42           1.30
  Excluding Interest on deposits      1.38        1.50         1.49        1.30        1.25           1.48           1.34
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